                                                                    Exhibit 99.1


[DIEBOLD LOGO]                                                      NEWSRELEASE

Media contact:                                          Investor contact:
Mike Jacobsen                                           John Kristoff
+1 330 490 3796                                         +1 330 490 5900
jacobsm1@diebold.com                                    kristoj@diebold.com

FOR IMMEDIATE RELEASE:
January 26, 2005

DIEBOLD REPORTS FOURTH QUARTER FINANCIAL RESULTS
Company reports record revenue, earnings and free cash flow*

NORTH CANTON, Ohio - Diebold, Incorporated (NYSE: DBD) today reported record fourth quarter 2004 net revenue of $717.2 million, up 10.6 percent from the fourth quarter of 2003. Diluted earnings per share were $.87, an increase of 7.4 percent and within the previous guidance of $.87 to $.92. Net cash provided by operating activities was $160.7 million, up 127.9 percent from the prior year, while free cash flow* improved $142.3 million or 139.6 percent. For the full year 2004, the company reported net revenue of $2,380.9 million, up 12.9 percent from 2003, diluted earnings per share of $2.54, an increase of 5.8 percent from 2003. Full-year net cash provided by operating activities was $232.6 million, up
14.3 percent from the prior year, while free cash flow* was $171.4 million, up
31.2 percent from 2003.

Diluted earnings per share in the fourth quarter grew 7.4 percent driven by strong performance in the financial self service and security businesses. Earnings were adversely affected by the election systems business which was dilutive by $.03 per share in the fourth quarter of 2004, including charges of approximately $.02 per share associated with previously disclosed election systems product recertification, legal and other costs related to concluding the civil action in the state of California. Election systems business was $.03 per share accretive in the fourth quarter of 2003.

FOURTH QUARTER HIGHLIGHTS
-------------------------

     - Total product orders, excluding election systems, grew in the double-digit range.

     - Security solutions revenue grew 23.8 percent, and 23.3 percent on a fixed exchange-rate basis*.

     - Asia Pacific total revenue increased 29.8 percent, and 28.2 on a fixed exchange-rate basis*, while total revenue in the Americas, excluding election systems, grew 15.4 percent, and 14.5 percent on a fixed exchange-rate basis*.

     - Diluted earnings per share would have increased by 15.4 percent, excluding the election systems business*.

     - Free cash flow* improved $82.9 million; while accounts receivable days sales outstanding improved 20 days, moving from 83 days at September 30, 2004 to 63 days at December 31, 2004.


*See accompanying notes for non-GAAP measures.

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



PAGE 2/ DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS


FULL YEAR HIGHLIGHTS
--------------------

     -    Total product orders grew well into the double-digit range.

     - Total financial self-service revenue grew 13.1 percent and 10.1 percent on a fixed exchange-rate basis*.

     - Security solutions revenue grew 16.8 percent and 16.5 percent on a fixed exchange-rate basis*.

     - Diluted earnings per share increased by 5.8 percent, and grew 12.8 percent excluding the impact of the election systems business*.

     - Free cash flow* improved $40.7 million, or 31.2 percent, moving from $130.7 million in 2003 to $171.4 million in 2004.

     -    The company repurchased 1,534,181 shares of Diebold stock.

Diebold managed to maintain operating margin in the financial self-service business by controlling operating expenses and improving manufacturing efficiencies to offset price erosion in the market, especially in Western Europe. Security solution margins declined slightly primarily because of increased fuel and steel costs. Election systems generated operating losses in 2004 as a result of lower revenue as well as product recertification, legal and other costs related to concluding the civil action in the state of California.

                                                                                 % CHANGE        % CHANGE
                                          2004                  2003               GAAP          FIXED RATE*
                                    --------------          -------------     ------------      ------------
FINANCIAL SELF SERVICE
-------------------------
REVENUE                                 1,697,202              1,501,014            13.1%            10.1%
OPERATING PROFIT                          244,762                215,796
OPERATING MARGIN                             14.4%                  14.4%

SECURITY SOLUTIONS
-------------------------
REVENUE                                   593,676                508,477            16.8%            16.5%
OPERATING PROFIT                           39,925                 35,442
OPERATING MARGIN                              6.7%                   7.0%

ELECTION SYSTEMS
-------------------------
REVENUE                                    90,032                100,182           -10.1%           -10.1%
OPERATING PROFIT (LOSS)                    (7,713)                 6,119
OPERATING MARGIN                             -8.6%                   6.1%

TOTAL
-------------------------
REVENUE                                 2,380,910              2,109,673            12.9%            10.7%
OPERATING PROFIT                          276,974                257,357
OPERATING MARGIN                             11.6%                  12.2%

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

PAGE 3/ DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS


FINANCIAL RESULTS
-----------------
"We remain encouraged by our continued strong order growth in financial self-service and security, which again increased in the double digits during the quarter," said Walden W. O'Dell, Diebold chairman and chief executive officer. "We also achieved strong earnings per share growth, excluding election systems, growing more than 15 percent off a very strong fourth quarter in 2003*.

"While we are pleased with the performance in U.S. product and service margins excluding election systems, we are disappointed with margins in Western Europe, where Opteva has not fully completed customer certifications. We have made significant strides in achieving certification for Opteva in Western Europe and anticipate key certifications will be achieved by the end of the first quarter. We continue, however, to experience significant pricing pressures. To address this, we will be taking aggressive actions in 2005 to better align our global resources and cost structure, enabling us to become much more competitive in this region. As a result, we anticipate restructuring charges in the range of $.08 to $.11 per share in 2005 related to realignment of production capacity as well as streamlining of operations and infrastructure in Western Europe.

"As previously disclosed, election systems issues related to concluding the settlement in California had a negative impact on earnings and margins during the fourth quarter," O'Dell continued. "I am extremely pleased with how our products performed during the U.S. presidential election in November, and remain confident we have the right solutions to meet the U.S. Congress' deadline for replacing all punch card and lever machines by 2006."

FIXED EXCHANGE-RATE FOURTH QUARTER ORDERS
-----------------------------------------
Total orders for products and services increased in the double-digit range excluding election systems. Financial self-service orders increased in the low double-digit range, led by strong double-digit growth in Asia-Pacific and the Americas. These financial self-service order gains were slightly offset by weak order levels in EMEA, where the market remains competitive and Opteva is not fully certified by all customers. Security orders remain strong, increasing in the double-digit range. Orders in election systems declined significantly.

SIGNIFICANT ORDERS FOR THE QUARTER INCLUDED:

     -    Total Opteva orders of approximately $100 million

     - Financial self-service orders from four major financial institutions in China totaling $36.7 million

     - Financial self-service orders from three banks in Latin America totaling $15.1 million

     - Several orders for Opteva, ATM upgrades and physical security equipment from three financial institutions in North America for $9.9 million

     - Orders totaling $8.6 million for Opteva and other self-service equipment from three financial institutions in Western Europe

     -    Three Opteva orders in Latin America totaling $4.6 million

     -    A major order for Opteva in Southeast Asia totaling $4.3 million

     -    An order for Opteva in Eastern Europe for $3.3 million

*See accompanying notes for non-GAAP measures.


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



PAGE 4/ DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS


REVENUE
-------
Total revenue for the quarter was $717.2 million, up $68.8 million, or 10.6 percent and 8.6 percent on a fixed exchange-rate basis*. Total financial self-service revenue increased 12.6 percent and 10.0 percent on a fixed exchange-rate basis*. Security solutions revenue grew 23.8 percent and 23.3 percent on a fixed exchange-rate basis*. Total financial self-service and security revenue increased by 15.2 percent and 13.0 percent on a fixed exchange-rate basis*.

REVENUE SUMMARY BY PRODUCT AND SERVICE SOLUTIONS
(IN THOUSANDS -- QUARTER ENDED DEC 31, 2004)

                                                                              % CHANGE        % CHANGE
                                                   2004           2003          GAAP          FIXED RATE*
                                                   ----           ----       -----------     -------------
FINANCIAL SELF-SERVICE
----------------------
PRODUCTS                                         $281,324       $245,619          14.5%          11.9%
SERVICES                                          247,436        223,977          10.5%           7.8%
                                                 --------       --------          ----           ----
     TOTAL FIN. SELF-SERVICE                      528,760        469,596          12.6%          10.0%

SECURITY SOLUTIONS
------------------
PRODUCTS                                           92,851         74,418          24.8%          24.0%
SERVICES                                           82,010         66,811          22.7%          22.5%
                                                 --------       --------          ----           ----
     TOTAL SECURITY                               174,861        141,229          23.8%          23.3%
                                                 --------       --------          ----           ----
TOTAL FIN. SELF-SERVICE & SECURITY                703,621        610,825          15.2%          13.0%

ELECTION SYSTEMS                                   13,598         37,585         -63.8%         -63.8%
                                                 --------       --------          ----           ----
TOTAL REVENUE                                    $717,219       $648,410          10.6%           8.6%
                                                 ========       ========          ====            ===


REVENUE SUMMARY BY GEOGRAPHIC AREA
(IN THOUSANDS -- QUARTER ENDED DEC. 31, 2004)

                                                                              % CHANGE        % CHANGE
                                                   2004           2003          GAAP          FIXED RATE*
                                                   ----           ----       -----------     -------------
THE AMERICAS
------------
FINANCIAL SELF-SERVICE SOLUTIONS                  $ 346,306        $ 310,458        11.5%        10.3%
SECURITY SOLUTIONS                                  167,914          135,141        24.3%        24.0%
                                                  ---------        ---------        ----         ----
     SUBTOTAL                                       514,220          445,599        15.4%        14.5%
ELECTION SYSTEMS                                     13,598           37,585       -63.8%       -63.8%
                                                  ---------        ---------        ----         ----
     TOTAL AMERICAS                                 527,818          483,184         9.2%         8.4%

ASIA-PACIFIC
------------
FINANCIAL SELF-SERVICE SOLUTIONS                     79,118           60,215        31.4%        30.3%
SECURITY SOLUTIONS                                    6,947            6,070        14.4%         8.1%
                                                  ---------        ---------        ----         ----
TOTAL ASIA PACIFIC                                   86,065           66,285        29.8%        28.2%

EUROPE, MIDDLE EAST, AFRICA
---------------------------
FINANCIAL SELF-SERVICE SOLUTIONS                    103,336           98,923         4.5%        -2.8%
SECURITY SOLUTIONS                                        -               18          N/A          N/A
                                                  ---------        ---------        ----         ----
TOTAL EUROPE, MIDDLE EAST, AFRICA                   103,336           98,941         4.4%        -2.8%
                                                  ---------        ---------        ----         ----
TOTAL REVENUE                                     $ 717,219        $ 648,410        10.6%         8.6%
                                                  =========        =========        ====          ===

*See accompanying notes for non-GAAP measures.

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


PAGE 5/ DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS


CURRENCY IMPACT
---------------
During the quarter, revenue was positively impacted by the year-over-year strengthening of the euro and certain other currencies. The positive currency impact in the fourth quarter was approximately $11.9 million or 1.8 percent versus the prior year reported results.

GROSS MARGIN
------------
Total gross margin for the fourth quarter was 28.0 percent, a decrease of 1.7 percentage points from 29.7 percent in the fourth quarter 2003.

Product gross margin was 29.8 percent, a decrease of 2.1 percentage points from
31.9 percent in the fourth quarter 2003. While margins in the United States, excluding election systems, remained flat, international margins declined as significant margin weakness in Europe continued. Additionally, the election systems business adversely affected product margins by 0.3 percentage points as a result of lower revenue on fixed costs. Excluding the unfavorable impact from Europe and election systems, product margins would have increased slightly.

Service gross margin was 26.0 percent, a decrease of 1.0 percent from 27.0 percent in the fourth quarter of 2003. This decline was a result of continued pricing pressures and increased fuel costs. In the United States, where margins remained flat, the company was able to offset the increase in fuel costs with the efficiencies gained from field automation initiatives.

OPERATING EXPENSES
------------------
Total operating expenses for the quarter as a percent of revenue improved dramatically, moving from 16.0 percent in the fourth quarter 2003 to 15.2 percent in the fourth quarter 2004. Reduced R&D expenses account for 0.4 percentage points, resulting from ongoing product rationalization created by the Opteva rollout. The improved leveraging of selling, general and administrative expenses was achieved due to aggressive cost controls on personnel costs, despite the adverse impact of approximately $2 million in additional legal and other expenses related to concluding the civil action in the state of California. The aggressive controls on personnel costs included strictly limiting the rate of replacement and new hires, limiting base compensation increases and implementing a corporate-wide efficiency program.

OPERATING PROFIT
----------------
Operating profit was 12.8 percent of revenue, down 0.9 percent from 13.7 percent in the fourth quarter of 2003. The decrease in operating profit margin was due to lower gross margins, partially offset by improved operating efficiencies.

OTHER EXPENSE AND MINORITY INTEREST
-----------------------------------
Other expense and minority interest decreased by $0.5 million, moving from $1.5 million in expense in the fourth quarter of 2003 to $1.0 million in expense in the fourth quarter of 2004. This decrease in expense was primarily attributable to increased foreign exchange gains, partially offset by higher minority interest and other expenses.

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

PAGE 6/ DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS


NET INCOME
----------
Net income was 8.8 percent of revenue compared to 9.1 percent in the fourth quarter 2003. The decline in net income as a percent of revenue was mainly the result of lower operating profits in the election systems business and partially offset by lower other expense and minority interest and a lower effective tax rate. The effective tax rate in the fourth quarter was adjusted to reflect the final annual effective tax rate of 31.6 percent in 2004.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS
--------------------------------------
The company's net debt* was $87.3 million at December 31, 2004, compared to net debt* of $27.6 million at December 31, 2003. The $59.7 million increase in net debt* over the last 12 months was due to the positive impact of $171.4 million in free cash flow*, more than offset by $71.9 million spent to repurchase company stock, $62.2 million invested in acquisitions, $53.2 million in dividend payments, $26.4 million invested in other assets and $17.4 million in foreign exchange impact.

In the fourth quarter, free cash flow* improved by $82.9 million, moving from $59.4 million in the fourth quarter of 2003 to $142.3 million in the fourth quarter of 2004. A substantial portion of this improvement was a result of improved trade receivable collections. DSO was 63 days at December 31, 2004, a 20-day sequential improvement from 83 days at September 30, 2004. Inventory turns improved slightly from 4.9 at September 30, 2004 to 5.3 turns at December 31, 2004.

STOCK OPTION AND RESTRICTED STOCK EXPENSE
-----------------------------------------
As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the company provides quarterly and annual disclosures of the impact to earnings per share if stock options were expensed. The company estimates that if stock options were expensed in accordance with SFAS 123, the full year impact in 2004 and 2003 would be approximately $.06 per share. The company estimates that if stock options were expensed in accordance with SFAS No. 123 for the full year 2005, the impact would be approximately $.07 per share.

On December 15, 2004, the Financial Accounting Standards Board (FASB) issued Statement 123R, "Share-Based Payment," which now requires companies to measure compensation costs for all share-based payments (including employee stock options) at fair value. This statement is effective for non-small business issuers for quarters beginning after June 15, 2005. The company intends to adopt this standard in the third quarter of 2005. Full-year 2005 guidance does not reflect the expensing of stock options.

Also as previously disclosed, in the interest of more directly linking associate rewards to corporate performance, in 2004 the company granted restricted stock units in lieu of stock options to a select group of key associates. The impact from this transition to grants of restricted stock units adversely impacted 2004 earnings by approximately $.01 per share.

*See accompanying notes for non-GAAP measures.

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PAGE 7/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS


OUTLOOK
-------
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations, or the effect of expensing stock options under the new accounting standard, SFAS Statement No. 123R "Share-Based Payment".

FIRST QUARTER 2005 OUTLOOK
--------------------------
Expectations for the first quarter 2005 include:

     - First quarter revenue is expected to increase 9 to 11 percent on a fixed exchange-rate basis*.

          - Financial self-service revenue growth of 8 to 10 percent, fixed exchange-rate*.

          - Security revenue growth of 20 to 24 percent, fixed exchange-rate*.

          - Election systems revenue is expected to be $4 to $6 million in the first quarter.

     - The company anticipates restructuring charges of approximately $.07 per share related to the realignment of its operations in Western Europe.

     - Currency exchange is anticipated to be approximately 1.5 percent favorable versus prior year.

     -    Depreciation and amortization to be in the range of $19 to 20 million.

     -    An effective tax rate of approximately 31.5 percent.

     - An increase in pension expense of approximately $.01 per share in the first quarter of 2005 as compared to the first quarter of 2004.

     - EPS in the range of $.35 to $.40 per share, including the anticipated restructuring charge. This compares to $.40 in the first quarter of 2004. EPS excluding the $.07 charge would be in the range of $.42 to $.47 per share. This represents growth of 5 to 18 percent.

FULL-YEAR 2005 OUTLOOK
----------------------
Looking forward to 2005, the following expectations do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations. In addition, as previously disclosed, prior guidance did not include the European restructuring charges and a more conservative election systems outlook. Including these new factors, management has the following expectations:

     -    Revenue growth of 10 to 12 percent, on a fixed exchange-rate basis*.

          - Financial self-service revenue growth of 7 to 10 percent, fixed exchange-rate*.

          - Security revenue growth of 17 to 20 percent, fixed exchange-rate*.

          - Election systems revenue is anticipated to be in the range of $70 to $80 million. This includes Ohio's decision to adopt mostly optical scan rather than all touchscreen technology.

     - Favorable currency impact of approximately 1.0 percent versus prior year.

     -    Depreciation and amortization of in the range of $75 to 80 million.

     -    An effective tax rate of approximately 31.5 percent.

     - Pension expense is expected to be $0.03 per share higher in 2005, moving from $0.05 per share in 2004 to $0.08 per share in 2005.

     - Research and development will be in the range of 2.5 to 3.0 percent of revenue.

     - EPS in the range of $2.85 to $3.00, including the anticipated full-year impact of restructuring charges in Europe in the range of $.08 to $.11 and a $.03 to $.05 impact resulting from a more conservative view of the election systems business, as a result of Ohio's decision to move forward with optical scan rather than touchscreen voting machines. Excluding the impact of restructuring charges in Europe, this represents EPS growth of 17 to 21 percent.

     - Free cash flow* is expected to be in the range of $200 to $230 million.

*See accompanying notes for non-GAAP measures.

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



PAGE 8/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS


NOTES FOR NON-GAAP MEASURES


1.       Diluted earnings per share (EPS) excluding election systems business:

                                                                                            YEAR        YEAR
                                                           Q4         Q4           %       ENDED       ENDED           %
                                                          2004       2003    INCREASE       2004        2003    INCREASE
                                                          ----       ----    --------    --------     -------   ---------
         Diluted EPS (GAAP measure)                      $0.87      $0.81        7.4%      $2.54       $2.40        5.8%
         Dilution/(Accretion) to diluted EPS from
         election systems business                        0.03     (0.03)        N/A        0.10       (0.06)         N/A
         Diluted EPS excluding election systems
         business (non-GAAP measure)                     $0.90    $ 0.78        15.4%      $2.64       $2.34       12.8%
                                                         ======    ======       =====      =====       =====       =====

         The company believes that this non-GAAP measure provides meaningful performance data for the remaining business, which represents 98.1 percent of fourth quarter 2004 total revenue and 96.2 percent of full-year 2004 revenue.

2. Fixed exchange-rate is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

3.       Free cash flow is calculated as follows:

                                                                                                    YEAR            YEAR
                                                                    Q4 2004     Q4 2003       ENDED 2004      ENDED 2003
                                                                    -------     -------       ----------      ----------
         Net cash provided by operating activities (GAAP
         measure)                                                $ 160,690    $ 70,504         $ 232,648       $ 203,511
         Capital expenditures                                      (14,693)     (8,247)          (50,200)        (48,262)
         Rotable spares expenditures                                (3,731)     (2,882)          (11,038)        (24,558)
                                                                    -------     -------         --------        --------
         Free cash flow (non-GAAP measure)                        $ 142,266   $ 59,375         $ 171,410       $ 130,691
                                                                  =========   =========        =========       =========

         The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.

4.       Net (debt)/investment is calculated as follows:

                                                                      DECEMBER 31,     SEPTEMBER 30,       DECEMBER 31,
                                                                              2004              2004               2003
                                                                              ----              ----               ----
         Cash, cash equivalents and other investments (GAAP
         measure)                                                         $215,699        $  124,540          $ 176,101
         Less Industrial development revenue bonds and other               (13,500)          (13,500)           (13,550)
         Less Notes payable                                               (289,510)         (321,926)          (190,172)
                                                                          ---------       -----------         ---------
         Net (debt)/investment (non-GAAP measure)                         $(87,311)       $ (210,886)         $ (27,621)
                                                                          =========       ===========         ==========

         Given the significant cash, cash equivalents and other investments on the balance sheet, a meaningful debt calculation is to net cash against outstanding debt.

FINANCIAL INFORMATION
---------------------
Walden W. O'Dell and Senior Vice President and Chief Financial Officer Gregory
T. Geswein will discuss the company's financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold's Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.

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

PAGE 9/DIEBOLD ANNOUNCES FOURTH QUARTER RESULTS


FORWARD-LOOKING STATEMENT
-------------------------
In the company's written or oral statements, the use of the words "believes," "anticipates," "expects" and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company, including statements concerning future operating performance, the company's share of new and existing markets, and the company's short- and long-term revenue and earnings growth rates. Although the company believes that its outlook is based upon reasonable assumptions regarding the economy, its knowledge of its business, and on key performance indicators, which impact the company, there can be no assurance that the company's goals will be realized. The company is not obligated to report changes to its outlook. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company's uncertainties could cause actual results to differ materially from those anticipated in forward-looking statements. These include, but are not limited to:

     - competitive pressures, including pricing pressures and technological developments;
     - changes in the company's relationships with customers, suppliers, distributors and/or partners in its business ventures;
     - changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company's operations, including Brazil, where a significant portion of the company's revenue is derived;
     - acceptance of the company's product and technology introductions in the marketplace;
     -    unanticipated litigation, claims or assessments;
     - ability to reduce costs and expenses and improve internal operating efficiencies;
     - variations in consumer demand for financial self-service technologies, products and services;
     - challenges raised about reliability and security of the company's election systems products, including the risk that such products will not be certified for use or will be decertified;
     - changes in laws regarding the company's election systems products and services; and
     - potential security violations to the company's information technology systems.

Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.4 billion in 2004 and is publicly traded on the New York Stock Exchange under the symbol `DBD.' For more information, visit the company's Web site at www.diebold.com.

                                      # # #

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                    THREE MONTHS ENDED DECEMBER 31
                                                       2004                2003
                                                     ---------           ---------
NET SALES
     PRODUCT                                         $ 381,951           $ 352,115
     SERVICE                                           335,268             296,295
                                                     ---------           ---------
     TOTAL                                             717,219             648,410
COST OF GOODS
     PRODUCT                                           268,028             239,685
     SERVICE                                           248,114             216,269
                                                     ---------           ---------
     TOTAL                                             516,142             455,954

GROSS PROFIT                                           201,077             192,456

     PERCENT OF NET SALES                                 28.0%               29.7%

OPERATING EXPENSES
     SELLING, GENERAL AND ADMINISTRATIVE                94,395              87,707
     RESEARCH, DEVELOPMENT AND ENGINEERING              14,951              16,128
                                                     ---------           ---------
     TOTAL                                             109,346             103,835
     PERCENT OF NET SALES                                 15.2%               16.0%

OPERATING PROFIT                                        91,731              88,621
     PERCENT OF NET SALES                                 12.8%               13.7%

OTHER EXPENSE AND MINORITY INTEREST, NET                  (958)             (1,500)
                                                     ---------           ---------
INCOME BEFORE TAXES                                     90,773              87,121
     PERCENT OF NET SALES                                 12.7%               13.4%

TAXES ON INCOME                                        (27,971)            (27,878)
     EFFECTIVE TAX RATE                                   30.8%               32.0%


NET INCOME                                           $  62,802           $  59,243
                                                     ---------           ---------
     PERCENT OF NET SALES                                  8.8%                9.1%

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING               71,485              72,633
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING             72,036              73,306

BASIC EARNINGS PER SHARE                                 $0.88               $0.82

DILUTED EARNINGS PER SHARE                               $0.87               $0.81


DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                       YEAR ENDED DECEMBER 31
                                                       2004               2003
                                                   -----------        -----------
NET SALES
     PRODUCT                                       $ 1,170,492        $ 1,021,386
     SERVICE                                         1,210,418          1,088,287
                                                   -----------        -----------
     TOTAL                                           2,380,910          2,109,673

COST OF GOODS
     PRODUCT                                           796,721            679,864
     SERVICE                                           905,805            804,113
                                                   -----------        -----------
     TOTAL                                           1,702,526          1,483,977

GROSS PROFIT                                           678,384            625,696

     PERCENT OF NET SALES                                 28.5%              29.7%

OPERATING EXPENSES
     SELLING, GENERAL AND ADMINISTRATIVE               341,395            307,986
     RESEARCH, DEVELOPMENT AND ENGINEERING              60,015             60,353
                                                   -----------        -----------
     TOTAL                                             401,410            368,339
     PERCENT OF NET SALES                                 16.9%              17.5%

OPERATING PROFIT                                       276,974            257,357
     PERCENT OF NET SALES                                 11.6%              12.2%

OTHER EXPENSE AND MINORITY INTEREST, NET                (8,031)              (334)
                                                   -----------        -----------
INCOME BEFORE TAXES                                    268,943            257,023
     PERCENT OF NET SALES                                 11.3%              12.2%

TAXES ON INCOME                                        (84,986)           (82,247)
     EFFECTIVE TAX RATE                                   31.6%              32.0%


NET INCOME                                         $   183,957        $   174,776
                                                   -----------        -----------
     PERCENT OF NET SALES                                  7.7%               8.3%

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING               72,000             72,417

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING             72,534             72,924
BASIC EARNINGS PER SHARE                                 $2.55              $2.41

DILUTED EARNINGS PER SHARE                               $2.54              $2.40


DIEBOLD, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

                                                                 AT DECEMBER 31
                                                             2004               2003
                                                          ------------      ------------
ASSETS

CURRENT ASSETS

     CASH AND CASH EQUIVALENTS                            $   184,045       $   169,951
     SHORT-TERM INVESTMENTS                                    31,654             6,150
     TRADE RECEIVABLES, NET                                   583,658           558,161
     INVENTORIES                                              322,293           262,039
     OTHER CURRENT ASSETS                                     112,982           108,858
                                                          ------------      ------------
          TOTAL CURRENT ASSETS                              1,234,632         1,105,159

SECURITIES AND OTHER INVESTMENTS                               52,248            47,386
PROPERTY, PLANT AND EQUIPMENT, NET                            268,090           253,155
GOODWILL                                                      412,625           331,646
OTHER ASSETS                                                  167,957           163,156
                                                          ------------      ------------
                                                          $ 2,135,552       $ 1,900,502
                                                          ------------      ------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

     NOTES PAYABLE                                        $   289,510       $   190,172
     ACCOUNTS PAYABLE                                         140,324           115,133
     OTHER CURRENT LIABILITIES                                298,789           302,506
                                                          ------------      ------------
          TOTAL CURRENT LIABILITIES                           728,623           607,811

LONG-TERM LIABILITIES                                         146,454           144,453
TOTAL SHAREHOLDERS' EQUITY                                  1,260,475         1,148,238
                                                          ------------      ------------
                                                          $ 2,135,552       $ 1,900,502
                                                          ------------      ------------


DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                           YEAR ENDED DECEMBER 31
                                                                           2004              2003
                                                                         ---------         ---------
CASH FLOW FROM OPERATING ACTIVITIES:
     NET INCOME                                                          $ 183,957         $ 174,776
     ADJUSTMENTS TO RECONCILE NET INCOME TO CASH
          PROVIDED BY OPERATING ACTIVITIES:
          DEPRECIATION AND AMORTIZATION                                     74,983            68,698
          DEFERRED INCOME TAXES                                             28,486           (10,166)
          LOSS ON SALE OF ASSETS, NET                                          412               540
          MINORITY SHARE OF INCOME                                           7,718             7,547
          CASH PROVIDED (USED) BY CHANGES IN CERTAIN ASSETS
          AND LIABILITIES:
               TRADE RECEIVABLES                                             2,293          (128,929)
               INVENTORIES                                                 (52,430)          (10,541)
               ACCOUNTS PAYABLE                                             17,321            15,402
               CERTAIN OTHER ASSETS AND LIABILITIES                        (30,092)           86,184
                                                                         ----------        ----------

     NET CASH PROVIDED BY OPERATING ACTIVITIES                             232,648           203,511

CASH FLOW FROM INVESTING ACTIVITIES:
     PAYMENTS FOR ACQUISITIONS, NET OF CASH ACQUIRED                       (62,224)          (10,611)
     NET INVESTMENT ACTIVITY                                               (27,739)           25,665
     CAPITAL EXPENDITURES                                                  (50,200)          (48,262)
     ROTABLE SPARES EXPENDITURES                                           (11,038)          (24,558)
     INCREASE IN CERTAIN OTHER ASSETS                                      (33,111)          (48,143)
                                                                         ----------        ----------

     NET CASH USED BY INVESTING ACTIVITIES                                (184,312)         (105,909)

CASH FLOW FROM FINANCING ACTIVITIES:
     DIVIDENDS PAID                                                        (53,240)          (49,242)
     NET BORROWINGS (PAYMENTS) ON SHORT TERM BORROWINGS                     79,688           (54,829)
     REPURCHASE TREASURY SHARES                                            (71,897)           (2,739)
     OTHER FINANCING ACTIVITIES                                              7,878            17,098
                                                                         ----------        ----------

     NET CASH USED BY FINANCING ACTIVITIES                                 (37,571)          (89,712)

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                      3,329             6,615
                                                                         ----------        ----------

INCREASE IN CASH AND CASH EQUIVALENTS                                       14,094            14,505
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD                   169,951           155,446
                                                                         ----------        ----------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD                       $ 184,045         $ 169,951
                                                                         ==========        ==========
